Exhibit 99.1

      CERNER AND GE MEDICAL SYSTEMS FORM STRATEGIC ALLIANCE;
               GE MAKES EQUITY INVESTMENT IN CERNER


November 17, 1998 04:33 PM

KANSAS CITY, Mo., and MILWAUKEE, Wis., Nov. 17/PRNewswire/ -- Cerner Corporation CERN and GE Medical Systems today jointly announced the formation of a strategic alliance to integrate Cerner's HNA Millennium RadNet Radiology Information System with GE Medical Systems' Picture Archive and Communication Systems
(PACS) technology. In addition, Cerner will have access to GE Medical Systems' extensive distribution and support capabilities in North America. In connection with this alliance, General Electric Company GE has agreed to purchase 670,000 shares of Cerner's common stock at $22.20 per share.

Through this alliance, Cerner and GE Medical Systems will raise the standard for the integration of information and medical images into electronic patient records to drive more cost effective and higher quality outcomes for patients. Both companies are committed to solutions based on an open and common architecture that enable the integration of information and medical images. Radiologists and other clinicians will benefit as they access information and images in a seamless fashion on common workstations. Healthcare organizations will benefit from improved productivity and enhanced decision making by clinicians, and the elimination of unnecessary technology investment.

Jeffrey R. Immelt, President and CEO of GE Medical Systems said, "We have formed a partnership with Cerner which we believe will be of tremendous value to each company, while enabling us both to better serve our customers. This alliance creates the foundation to develop a suite of world-class healthcare solutions that will provide substantial benefits to this industry. We recognize the unique and significant investment that Cerner has made in HNA Millennium and have concluded it is truly leading edge technology. Cerner's vision and superior architectural approach combined with GE Medical Systems' technology and service offerings will enable a new standard of effectiveness and efficiency in radiology and across the enterprise."

Neal Patterson, Cerner's Chairman and CEO said, "GE is one of the most respected and recognized names in American business and GE Medical Systems is acknowledged as an organization with superior solutions, service and quality in the healthcare industry. GE Medical Systems is a leading provider of radiology productivity solutions through its PACS technology and we believe our alliance will produce substantially enhanced solutions for the marketplace. We are confident of creating unmatched value for our healthcare clients."

Cerner and GE Medical Systems will be introducing the alliance and detailing the new solution that will be jointly developed at a press conference at the 84th Scientific Assembly and Annual Meeting of the Radiological Society of North America (RSNA), to be held November 29th to December 4th, 1998 in Chicago, Illinois.

GE Medical Systems is a $5 billion leader in medical imaging systems and services with nearly 20,000 employees worldwide. GE Medical Systems offerings include conventional and digital x-ray, computed tomography (CT), magnetic resonance (MR), ultrasound, positron emission tomography (PET), nuclear medicine and healthcare information management.

Cerner Corporation is a leading supplier of clinical and management information and knowledge systems to more than 1,000 healthcare organizations worldwide. Cerner's vision of proactive healthcare management drives innovation in the development of effective solutions for today's healthcare challenges, while creating a foundation for tomorrow's healthy populations.

Cerner, HNA, HNA Millennium, RadNet and RadNet Radiology
Information System are trademarks of Cerner Corporation. Any and all other trademarks listed herein are the property of their respective owners.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are quarterly fluctuation results, seasonal patterns of sales and client behavior, changing economic and regulatory influences on the healthcare industry, the development by competitors of new or superior technologies or entry into the market of new competitors, dependence on intellectual property rights, delays in product development, Cerner's dependence on key personnel, possible regulation of Cerner's software by the U.S. Food and Drug Administration, volatility of Cerner's stock price and other risks detailed from time to time in Cerner's reports and registration statements filed with the Securities and Exchange Commission.

SOURCE:  Cerner Corporation.